• • • • • •	SRA International (NYSE:SRX) PRESS RELEASE	SRA Media Relations Contact: Sheila S. Blackwell 703.227.8345 sheila_blackwell@sra.com SRA Investor Relations Contact: David Keffer 703.502.7731 david_keffer@sra.com

SRA Acquires Interface & Control Systems, Inc.

Autonomous command and control software developer enhances SRA’s product capabilities

FAIRFAX, Va., July 2, 2008 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced it has acquired Interface & Control Systems, Inc., (ICS) a product development and engineering services firm specializing in real-time, embedded and autonomous command and control software systems for space applications.

Headquartered in Columbia, Md., ICS is a leading developer of integrated ground and flight autonomous command and control software and services for government and commercial mission-critical projects. The company specializes in delivering automation software for satellites, control centers, ground stations, test sets, simulators and e-business systems.

ICS has built a track record of success with its Spacecraft Command Language, Remote Intelligent Monitoring, SensorMiner, Autonomous Tasking Engine and On-Orbit Checkout Engine products. Its software is a key element of the National Aeronautics and Space Administration’s (NASA) Constellation project and the Defense Department’s tactical satellite (TAC-SAT) program. The acquisition of ICS furthers SRA’s strategy of broadening its product and service offerings while expanding operating margins.

“With ICS’ domain expertise in autonomous command and control, SRA strengthens its position in a strategically significant market segment,” said SRA President and CEO Stan Sloane. “The ICS acquisition brings to SRA an experienced management team, a highly specialized employee base and valuable intellectual property.”

“By combining our unique product offerings with SRA’s resources and service capabilities, we will deliver more value to our customers, further enhance our market leadership, and offer new career opportunities for our employees,” said ICS President and CEO Jay Offutt. “We are excited to join this organization given its stellar reputation in the marketplace, commitment to service excellence and track

- more -

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500 Fax 703.803.1509 www.sra.com

record of success. ICS’ products will help to expand SRA’s market presence in areas of vital interest to the company and its customers.”

Completion of the transaction is effective immediately. ICS will reside in the Intelligence and Space Strategic Business Unit (SBU) within SRA’s National Security Sector. Financial terms of the acquisition were not disclosed. SC&H Capital represented ICS as their financial advisor in this transaction.

About Interface & Control Systems, Inc.

Founded in 1988, ICS is a product development and engineering services firm specializing in real-time, embedded and autonomous command and control software systems. ICS specializes in automation software for satellites, control centers, ground stations, testsets, simulators and e-business systems. ICS engineers reliable, scalable solutions for real-time autonomous command and control needs. ICS is the industry leader for command and control solutions for Operationally Responsive Space needs, an effort led by the Department of Defense Agent for Space and the United States Strategic Command. NASA recently selected ICS as the software provider for a number of command and control applications in support of its Constellation program, a 20-year effort focused on returning to the moon, and eventually reaching Mars.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions – including systems design, development, and integration; and outsourcing and managed services – to clients in national security, civil government, and health care and public health markets. The company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The company’s 6,400 employees serve clients from its headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of July 2, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to July 2, 2008.

# # #